UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549

                             FORM 8-A

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                     Maxwell Technologies, Inc.
----------------------------------------------------------------------------
       (Exact Name of Registrant as Specified in Its Charter)

                Delaware			                  95-2390133
----------------------------------------------------------------------------
(State of Incorporation or organization)  (I.R.S. Employer Identification no.)

9275 Sky Park Court, San Diego, California      92123
----------------------------------------------------------------------------
(Address of Principal Executive Offices)         (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.   /x/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.   / /

Securities Act registration statement file number to which this form relates:
____________________ (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class            Name of each exchange on which
       to be so registered            each class is to be registered

  Common Stock Purchase Rights		       Nasdaq National Market



Securities to be registered pursuant to Section 12(g) of the Act:   None

Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

     On October 22, 1999, the Board of Directors of Maxwell Technologies, Inc. (the "Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $.10 per share, of the Company (the "Common Stock"). The dividend is payable to stockholders of record on November 8, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $75 per share of Common Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of November 5, 1999, as the same may be amended from time to time (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with this Summary of Rights.

     The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 21, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then-current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued, and in lieu thereof an adjustment in cash will be made based on the current market price of the Common Stock.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") payable, at the option of the Company, in cash, shares of Common Stock or such other form of consideration as the Board of Directors of the Company shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The form of Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the form of Summary of Rights to Purchase Common Stock, and a press release issued by the Company on October 27, 1999 with respect to the Rights, are attached hereto as exhibits and incorporated herein by reference. The foregoing description of the Rights is qualified by reference to such exhibits.


Item 2.  Exhibits.
         ---------

         1. Rights Agreement, dated November 5, 1999, between Maxwell Technologies, Inc. and ChaseMellon Shareholders Services, LLC, as Rights Agent, together with the following exhibits thereto: Exhibit A-Form of Right Certificate and Exhibit B-Summary of Rights to Purchase Shares of Common Stock of Maxwell Technologies, Inc.

         2.     Press Release, dated  October 27, 1999.

                               SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        Maxwell Technologies, Inc.



Date: November 5, 1999                 By:	   /s/ Donald M. Roberts
                                               ---------------------
                                        Name:  Donald M. Roberts
                                        Title: Vice President, General
                                        Counsel and Secretary



RLF1-2052632-1